ADHEREX ANNOUNCES CLOSING OF PRIVATE PLACEMENT

Research Triangle Park, NC, November 22, 2013 — Adherex Technologies Inc. (the “Company” or “Adherex”) (TSX: AXH, OTCQB: ADHXF), announced today that it has completed the previously-announced non-brokered private placement (the “Offering”) of 4,000,000 units for gross proceeds of US$1,600,000. Each unit (a “Unit”) was issued at a price of $0.40 per Unit and consisted of one common share of the Company (the “Common Shares”) and one common share purchase warrant (the “Warrants”). Each Warrant entitles the holder thereof to acquire one Common Share at a price of US$0.50 per share for a period of five years from the date of issuance.

Forward Looking Statement

Except for historical information described in this press release, all other statements are forward-looking, including statements or assumptions about anticipated use of proceeds and any other statements regarding the Company’s objectives (and strategies to achieve such objectives), future expectations, beliefs, goals or prospects. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that a material adverse change occurs in respect of the Company; that regulatory and guideline developments may change; that scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals; that clinical results may not be replicated in actual patient settings; that protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors; that the available market for the Company’s products will not be as large as expected; that the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies; that the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2012. Adherex Technologies, Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Rosty Raykov

Chief Executive Officer

Adherex Technologies Inc.

T: (919) 636-5144